Exhibit 99.1

Axsome Therapeutics Receives FDA Breakthrough Therapy Designation for AXS-05 for the Treatment of Alzheimer’s Disease Agitation

Designation offers potential for expedited development and review

Axsome now granted two Breakthrough Therapy designations for AXS-05 for separate CNS indications

NEW YORK, June 26, 2020 (Globe Newswire) – Axsome Therapeutics, Inc. (NASDAQ: AXSM), a biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders, today announced that the U.S. Food and Drug Administration (FDA) has granted Breakthrough Therapy designation for AXS-05 for the treatment of Alzheimer’s disease (AD) agitation. AXS-05 is a novel, oral, investigational NMDA receptor antagonist with multimodal activity. This is the second Breakthrough Therapy designation granted to Axsome for AXS-05. There is currently no approved treatment for AD agitation.

A Breakthrough Therapy designation is granted to potentially expedite development and review timelines for a promising investigational medicine when preliminary clinical evidence indicates it may demonstrate substantial improvement on one or more clinically significant endpoints over available therapies for a serious or life-threatening condition. The Breakthrough Therapy designation for AXS-05 in AD agitation was supported by the recent positive results from the pivotal Phase 2/3 ADVANCE-1 study, a randomized, double-blind, controlled, multicenter U.S. trial in which 366 Alzheimer’s disease patients were treated with AXS-05, bupropion, or placebo. In this trial, treatment with AXS-05 resulted in a rapid, substantial, and statistically significant improvement in agitation as compared to placebo. On the primary endpoint, AXS-05 demonstrated a statistically significant mean reduction from baseline in the Cohen Mansfield Agitation Inventory (CMAI) total score compared to placebo at Week 5, with mean reductions of 15.4 points for AXS-05 and 11.5 points for placebo (p=0.010). AXS-05 was also superior to bupropion on the CMAI total score (p<0.001), establishing component contribution. AXS-05 was well tolerated and not associated with cognitive impairment or sedation. The most commonly reported adverse events in the AXS-05 arm were somnolence (8.2% for AXS-05 versus 4.1% for bupropion and 3.2% for placebo), dizziness (6.3%, 10.2%, 3.2%, respectively), and diarrhea (4.4%, 6.1%, 4.4%, respectively).

“This FDA Breakthrough Therapy designation is an important milestone in the development of AXS-05 for Alzheimer’s disease agitation, a serious, prevalent, and debilitating condition for which there is currently no approved therapy,” said Herriot Tabuteau, MD, Chief Executive Officer of Axsome. “This marks the second Breakthrough Therapy designation received by Axsome for AXS-05, the first being for the treatment of major depressive disorder, and highlights the potential of AXS-05 to address unmet medical needs in multiple difficult-to-treat CNS disorders. We look forward to working with the FDA over the coming months as we advance the development of AXS-05 for the treatment of Alzheimer’s disease agitation.”

About FDA Breakthrough Therapy Designation

Breakthrough Therapy designation is granted by the FDA in order to expedite the development and review of drugs for serious or life-threatening conditions. In order to receive Breakthrough Therapy designation, a drug must demonstrate preliminary clinical evidence that the drug may have substantial improvement on at least one clinically significant endpoint over available therapy. Breakthrough Therapy designation provides an organizational commitment involving senior managers from the FDA, more intensive FDA guidance on an efficient drug development program, and greater access to and more frequent communication with the FDA throughout the entire drug development and review process. It also provides the opportunity to submit sections of a New Drug Application (NDA) on a rolling basis, where the FDA may review portions of the NDA as they are received instead of waiting for the entire NDA submission. In addition, Breakthrough Therapy designated products are eligible for Priority Review, where the FDA has a goal to take action on an application within six months, as opposed to ten months under standard review. Breakthrough Therapy designation does not change the standards for approval.

About Alzheimer’s Disease (AD) Agitation

Alzheimer’s disease (AD) is a progressive neurodegenerative disorder characterized by cognitive decline, and behavioral and psychological symptoms including agitation. AD is the most common form of dementia and afflicts an estimated 6 million individuals in the United States, a number that is anticipated to increase to approximately 14 million by 2050 [1]. Agitation is reported in up to 70% of patients with AD and is characterized by emotional distress, aggressive behaviors, disruptive irritability, and disinhibition [2]. Agitation in patients with AD has been associated with increased caregiver burden, decreased functioning, accelerated cognitive decline, earlier nursing home placement, and increased mortality [2-4]. There are currently no therapies approved by the FDA for the treatment of agitation in patients with AD.

About AXS-05

AXS-05 is a novel, oral, patent-protected, investigational NMDA receptor antagonist with multimodal activity under development for the treatment of Alzheimer’s disease agitation, major depressive disorder, and other central nervous system (CNS) disorders. AXS-05 consists of a proprietary formulation and dose of dextromethorphan and bupropion and utilizes Axsome’s metabolic inhibition technology. The dextromethorphan component of AXS-05 is a non-competitive N-methyl-D-aspartate (NMDA) receptor antagonist, also known as a glutamate receptor modulator, a sigma-1 receptor agonist, an inhibitor of the serotonin and norepinephrine transporters, a nicotinic acetylcholine receptor antagonist, and an inhibitor of microglial activation. The bupropion component of AXS-05 serves to increase the bioavailability of dextromethorphan, and is a norepinephrine and dopamine reuptake inhibitor, and a nicotinic acetylcholine receptor antagonist. AXS-05 is covered by more than 42 issued U.S. and international patents which provide protection out to 2034. AXS-05 has been granted U.S. Food and Drug Administration Breakthrough Therapy designation for major depressive disorder, Fast Track designation for treatment resistant depression, and Breakthrough Therapy and Fast Track designations for Alzheimer’s disease agitation. AXS-05 is not approved by the FDA.

About Axsome Therapeutics, Inc.

Axsome Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders for which there are limited treatment options. For the many people facing unsatisfactory treatments for CNS disorders, Axsome accelerates the invention and adoption of life-changing medicines. Axsome’s core CNS product candidate portfolio includes five clinical-stage candidates, AXS-05, AXS-07, AXS-09, AXS-12, and AXS-14. AXS-05 is being developed for major depressive disorder (MDD), treatment resistant depression (TRD), Alzheimer’s disease (AD) agitation, and as treatment for smoking cessation. AXS-07 is being developed for the acute treatment of migraine. AXS-12 is being developed for the treatment of narcolepsy. AXS-14 is being developed for fibromyalgia. AXS-05, AXS-07, AXS-09, AXS-12, and AXS-14 are investigational drug products not approved by the FDA. For more information, please visit the Company’s website at axsome.com. The Company may occasionally disseminate material, nonpublic information on the company website.

References

1.	Alzheimer’s Association. 2020 Alzheimer’s Disease Facts and Figures. Alzheimers Dement 2020;16(3):391+.

2.	Tractenberg RE, Weiner MF, Thal LJ. Estimating the prevalence of agitation in community-dwelling persons with Alzheimer’s disease. J Neuropsychiatry Clin Neurosci. 2002;14:11-18.

3.	Porsteinsson AP, Antonsdottir IM. An update on the advancements in the treatment of agitation in Alzheimer’s disease. Expert Opin Pharmacother. 2017;18:611-620.

4.	Rabins PV, Schwartz S, Black BS, Corcoran C, Fauth E, Mielke M, Christensen J, Lyketsos C, Tschanz J. Predictors of progression to severe Alzheimer's disease in an incidence sample. Alzheimers Dement. 2013;9:204-207.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements”. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. In particular, the Company’s statements regarding trends and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the success, timing and cost of our ongoing clinical trials and anticipated clinical trials for our current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including our ability to fully fund our disclosed clinical trials, which assumes no material changes to our currently projected expenses), futility analyses and receipt of interim results, which are not necessarily indicative of the final results of our ongoing clinical trials, and the number or type of studies or nature of results necessary to support the filing of a new drug application (“NDA”) for any of our current product candidates; our ability to fund additional clinical trials to continue the advancement of our product candidates; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration (“FDA”) or other regulatory authority approval of, or other action with respect to, our product candidates (including, but not limited to, FDA’s agreement with the Company’s discontinuation of the bupropion treatment arm of the ADVANCE-1 study in accordance with the independent data monitoring committee’s recommendations); the potential for the MOMENTUM clinical trial to provide a basis for approval of AXS-07 for the acute treatment of migraine in adults with or without aura, pursuant to our special protocol assessment; the potential for the ASCEND clinical trial, combined with the GEMINI clinical trial results, to provide a basis for approval of AXS-05 for the treatment of major depressive disorder and accelerate its development timeline and commercial path to patients; the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company’s license agreements; the acceptance by the market of the Company’s product candidates, if approved; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway; unforeseen circumstances or other disruptions to normal business operations arising from or related to COVID-19; and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

Axsome Contact:

Mark Jacobson
Chief Operating Officer
Axsome Therapeutics, Inc.
200 Broadway, 3rd Floor
New York, NY 10038
Tel: 212-332-3243
Email: mjacobson@axsome.com

www.axsome.com